AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 1998
                                                    REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

               REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT
                                   TO ANOTHER
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                            AMERICAN EXPRESS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEW YORK                                    13-4922250
  (State or other jurisdiction           (I.R.S. Employer Identification Number)
of incorporation or organization)

                                              LOUISE M. PARENT, ESQ.
                                   EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                             AMERICAN EXPRESS COMPANY
    200 VESEY STREET                             200 VESEY STREET
NEW YORK, NEW YORK 10285                     NEW YORK, NEW YORK 10285
     (212) 640-2000                               (212) 640-2000
(Address, including zip code,        (Name, address, including zip code, and
and telephone number, including       telephone number, area code, of agent
  area code of registrant's                      for service)
 principal executive offices)

                                    Copy to:
                             DAVID S. CARROLL, ESQ.
                            AMERICAN EXPRESS COMPANY
                                200 VESEY STREET
                            NEW YORK, NEW YORK 10285

                                   ----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

                                   ----------

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. /X/

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / / _________________

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / / _________________

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. /X/

                                   ----------

                                               CALCULATION OF REGISTRATION FEE
=====================================================================================================================
               TITLE OF EACH                      AMOUNT            PROPOSED           PROPOSED         AMOUNT OF
            CLASS OF SECURITIES                    TO BE        MAXIMUM OFFERING   MAXIMUM AGGREGATE  REGISTRATION
             TO BE REGISTERED                  REGISTERED(1)     PRICE PER UNIT    OFFERING PRICE(2)       FEE
---------------------------------------------------------------------------------------------------------------------
Debt Securities, Preferred Shares,
 Common Shares and Warrants                   $1,500,000,000          100%          $1,500,000,000      $442,500
=====================================================================================================================

(1)  Or, if any Debt Securities are issued at an original issue discount, such greater amount as may result in the initial offering prices aggregating $1,500,000,000.

(2)  Estimated solely for the purpose of computing registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

     Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included herein is a combined prospectus and also relates to $550,000,000 aggregate principal amount of Debt Securities, Preferred Shares, Common Shares and Warrants registered pursuant to Registration Statement No. 33-50997 previously filed by the Registrant on Form S-3 and declared effective on December 6, 1993. In connection with the registration of up to $750,000,000 aggregate principal amount of Debt Securities, Preferred Shares, Common Shares and Warrants registered pursuant to Registration Statement No. 33-50997, the Registrant paid a registration fee in the amount of $172,414.

================================================================================

PROSPECTUS

[Logo of American
 Express Company]


                            AMERICAN EXPRESS COMPANY

           DEBT SECURITIES, PREFERRED SHARES, COMMON SHARES, WARRANTS

                                   ----------

     American Express Company (the "Company") may offer from time to time in one or more series (i) unsecured debt securities, which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities"; collectively, with the Senior Securities, the "Debt Securities"), (ii) preferred shares, par value $1.66 2/3 per share ("Preferred Shares"), (iii) common shares, par value $0.60 per share ("Common Shares"), (iv) warrants to purchase Debt Securities, Preferred Shares, Common Shares or equity securities issued by an affiliated or unaffiliated corporation or other entity (collectively, "Securities Warrants"), (v) currency warrants entitling the holder to receive the cash value in U.S. dollars of the right to purchase or the right to sell foreign currencies or composite currencies, including European Currency Units ("ECU") ("Currency Warrants") or (vi) warrants relating to other items or indices ("Other Warrants"; collectively with the Securities Warrants and the Currency Warrants, "Warrants") (the Debt Securities, Preferred Shares, Common Shares and Warrants are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed $2,050,000,000, at prices and on terms to be determined at or prior to the time of sale.

     The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be subordinate to all existing and future Senior Indebtedness, each as defined herein. Unless otherwise indicated in the applicable Prospectus Supplement ("Prospectus Supplement"), the maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or reorganization of the Company. See "Description of Debt Securities".

     Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, together with the terms of the offering of the Securities and the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the terms of the Debt Securities being offered, including the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of principal, premium (if any) and interest and dates for payment thereof (or the method of calculation thereof), any exchangeability, conversion, redemption, prepayment or sinking fund provisions and the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, (ii) in the case of Preferred Shares, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable (or the method of calculation thereof) and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, and whether the Company has elected to offer the Preferred Shares in the form of depositary shares, (iii) in the case of Common Shares, the number of Common Shares and the terms of the offering and sale thereof, (iv) in the case of Securities Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof, (v) in the case of Currency Warrants, whether the Currency Warrants are call warrants or put warrants, the currency to which U.S. dollars will be compared, the method of determining the cash value payable upon exercise of such Currency Warrants, the aggregate amount, offering price and exercise period of such Currency Warrants, (vi) in the case of Other Warrants, the terms and procedures relating to exercise, expiration date and other terms, and (vii) in the case of all Securities, whether such Security will be offered separately or as a unit with other securities. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

     The Company may sell Securities through underwriters or dealers, and also may sell Securities directly to purchasers or through agents. The names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and their compensation are set forth in the accompanying Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this Prospectus is February 27, 1998

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              AVAILABLE INFORMATION

     American Express Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, at the offices of the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104, at the offices of the Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605, and at the offices of the Boston Stock Exchange, Inc., One Boston Place, Boston, Massachusetts 02108. The Commission also maintains a Website on the Internet (http://www.sec.gov) that contains reports, proxy and registration statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission, and the exhibits relating thereto, which have been filed with the Commission. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

     The Company was founded in 1850 as a joint stock association and was incorporated under the laws of the State of New York in 1965. Its principal executive offices are located at World Financial Center, 200 Vesey Street, New York, New York 10285 (telephone (212) 640-2000).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     There are hereby incorporated by reference herein (i) the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, as amended on Form 10-K/A (Amendment No. 1) dated June 26, 1997, (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, (iii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, (iv) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 330, 1997, (v) the Company's Current Reports on Form 8-K dated January 27, 1997, April 24, 1997 (as amended April 28, 1997), July 28, 1997,
October 27, 1997, January 26, 1998, February 4, 1998 and February 10, 1998 and
(vi) the description of the Company's Common Shares, contained in the Company's Registration Statement on Form 8-A dated November 13, 1984, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROSPECTUS INCORPORATES). WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. STEPHEN P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, WORLD FINANCIAL CENTER, 200 VESEY STREET, NEW YORK, NEW YORK 10285, (212) 640-2000.

                                   THE COMPANY

     Through its subsidiaries the Company is primarily engaged in the business of providing travel related services, financial advisory services and international banking services throughout the world.

     Travel related services are offered principally through American Express Travel Related Services Company, Inc. and its subsidiaries ("TRS") and include a variety of products and services, including the American Express(R) Card, the Optima(R) Card and other consumer lending products, the American Express(R) Travelers Cheque (the "Travelers Cheque") and other stored value products, business expense management products and services, tax preparation and bookkeeping services, corporate and consumer travel products and services, magazine publishing, and management and merchant transaction processing, point of sale and back office products and services. At December 31, 1997, there were
42.7 million Cards in force worldwide, and worldwide Card billed business for the year ended December 31, 1997 was $209.2 billion. U.S. consumer lending operations are conducted by American Express Centurion Bank, a wholly-owned subsidiary of TRS whose deposits are insured by the Federal Deposit Insurance Corporation. Travelers Cheque sales for the year ended December 31, 1997 were $25 billion.

     American Express Financial Corporation ("AEFC") and its subsidiaries are engaged in providing a variety of financial products and services to help individuals, businesses and institutions establish and achieve their financial goals. AEFC's products and services include financial planning and advice, insurance and annuities, a variety of investment products, including investment certificates, mutual funds and limited partnerships, investment advisory services, trust and employee plan administration services, personal auto and homeowner's insurance and retail securities brokerage services. At December 31, 1997, American Express Financial Advisors Inc., AEFC's principal marketing subsidiary, maintained a nationwide financial planning field force of 8,776 persons. At December 31, 1997, AEFC's assets owned and/or managed totaled approximately $173.4 billion.

     American Express Bank Ltd., together with its subsidiaries ("AEBL"), offers products that meet the financial service needs of three client groups: corporations, financial institutions and affluent individuals. AEBL's five business lines are commercial, correspondent, and private banking, personal financial services and global trading. AEBL does not do business in the United States except as an incident to its activities outside the United States.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

                                             NINE MONTHS
                                                ENDED                     YEAR ENDED DECEMBER 31,
                                              SEPTEMBER     ---------------------------------------------------
                                              30, 1997      1996        1995       1994        1993       1992
                                             -----------    ----        ----       ----        ----       ----
Ratio of Earnings to Fixed Charges .........    2.24        2.17        1.86       1.90        2.20       1.40

     In computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations, interest expense and other adjustments. Interest expense includes interest expense related to the international banking operations of the Company and TRS's Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Company's Consolidated Statement of Income.

     For purposes of computing "earnings", other adjustments included adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for under the equity method.

     "Fixed charges" consist of interest and other adjustments, including capitalized interest costs and the interest component of rental expense.

     On May 31, 1994, the Company completed the spin-off of Lehman Brothers Holdings Inc. ("Lehman Brothers") through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation for all periods presented. In March 1993, the Company reduced its ownership in First Data Corporation ("FDC") to approximately 22 percent through a public offering. As a result, beginning in 1993, FDC was reported as an equity investment in the above computation. In the fourth quarter of 1995, the Company's ownership was further reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Company's investment in FDC is accounted for as Investments--Available for sale.

                                 USE OF PROCEEDS

     Except as may be otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the net proceeds to be received by the Company from sales of the Securities will be used for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Debt Securities.

     The Senior Securities are to be issued under an indenture dated as of May 1, 1997, between the Company and PNC Bank, National Association, as trustee (the "Senior Securities Trustee") (the "Senior Securities Indenture"). The Subordinated Securities are to be issued under an Indenture dated as of May 1, 1997 (the "Subordinated Securities Indenture") between the Company and PNC Bank, National Association, as trustee (the "Subordinated Securities Trustee"). The Senior Securities Indenture and the Subordinated Securities Indenture are referred to herein individually as the "Indenture" and collectively as the "Indentures," and the Senior Securities Trustee and the Subordinated Securities Trustee are referred to herein individually as the "Trustee" and collectively as the "Trustees." The following summaries of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the Indentures, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Where no distinction is made between the Senior Securities and the Subordinated Securities or between the Senior Securities Indenture and the Subordinated Securities Indenture, such summaries refer to any Debt Securities and either Indenture. All article and section references appearing herein are to articles and sections of the Indenture, and all capitalized terms have the meanings specified in the Indenture.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

GENERAL

     Neither Indenture limits the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued under either of the Indentures from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. Each Indenture permits the appointment of a different trustee for each series of Debt Securities. (Section 8.09) If there is at any time more than one trustee under the Indenture, the term "Trustee" as used in this Prospectus will mean each such trustee and will apply to each such trustee only with respect to those series of Debt Securities with respect to which it is serving as trustee.

     Reference is made to the Prospectus Supplement that accompanies this Prospectus for the following terms and other information with respect to the Debt Securities being offered thereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date (or the manner of determining or extending the date or dates) on which the principal of such Debt Securities will be payable; (iv) the terms for conversion or exchange, if any, of the Debt Securities; (v) the classification as Senior Securities or Subordinated Securities; (vi) whether such Debt

Securities will be issued in fully registered form or in bearer form or any combination thereof; (vii) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form; (viii) if other than U.S. dollars, the currency or currencies or currency unit or units for which Debt Securities may be denominated and purchased and the currency or currencies or currency unit or units in which principal, premium (if any) and any interest may be payable; (ix) if the currency for which Debt Securities may be purchased or in which principal, premium (if any) and any interest may be payable is at the election of the Company or the purchaser, the manner in which such an election may be made and the terms of such election; (x) the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate; (xi) the dates on which such interest, if any, will be payable, or the method of determining such dates; (xii) any mandatory or optional sinking fund, redemption or other similar terms; (xiii) any index or other method used to determine the amount of payments of principal, premium (if any) and interest, if any, on such Debt Securities; (xiv) if a Trustee other than PNC Bank, National Association is named for such Debt Securities, the name of such Trustee; and (xv) any other specific terms of the Debt Securities. All Debt Securities of any one series need not be issued at the same time and all the Debt Securities of any one series need not bear interest at the same rate or mature on the same date.

     If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

     The Debt Securities may be issued in one or more series with the same or various maturities. (Section 3.02) Debt Securities may be issued solely in fully registered form without coupons ("Registered Securities"), solely in bearer form with or without coupons ("Bearer Securities"), or both as Registered Securities and Bearer Securities. (Section 11.01) Registered Securities may be exchangeable for other Debt Securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the Holder for any such exchange or transfer except for any tax or governmental charge incidental thereto. (Section 3.05) If Debt Securities of any series are issued as Bearer Securities, the Prospectus Supplement will contain any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and, if permitted by applicable laws and regulations, the terms upon which Registered Securities of the series may be exchanged for Bearer Securities of the series, whether such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and the circumstances under which any such exchanges may occur.

     Unless otherwise specified in the applicable Prospectus Supplement, principal and interest, if any, on the Debt Securities offered thereby are to be payable at the office or agency of the Company maintained for such purposes in the city where the principal corporate trust office of the Trustee is located, and will initially be the principal corporate trust office of the Trustee, provided that payment of interest, if any, may be made (subject to collection) at the option of the Company by check mailed to the persons in whose names the Debt Securities are registered at the close of business on the day specified in the Prospectus Supplement accompanying this Prospectus. (Section 12.02) The principal corporate trust office of the Trustee at the date hereof is PNC Bank, National Association, One Oliver Plaza, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

     The Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depositary (a "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities will be issued in registered form and may be in either temporary or permanent form.

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be registered in the name of such depositary or its nominee. Upon the issuance of a Global Security, the Depositary for such Global Security will credit the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payment of principal of, premium, if any, and any interest on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of the Company, the Trustee, any Paying Agent or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 3.09)

     The Company expects that the Depositary for a permanent Global Security, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     A Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee or a successor of such depositary. If a Depositary for a permanent Global Security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities in definitive registered form in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue Debt Securities in definitive form in exchange for all of the Global Securities representing such Debt Securities. (Section 3.05) Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Debt Securities under either Indenture, may consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any corporation organized under the laws of the United States of America or any State thereof or the District of Columbia, provided, that the successor corporation assumes the Company's obligations on all the Debt

Securities and under the Indentures, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Neither Indenture restricts a merger or consolidation in which the Company is the surviving corporation. (Section 10.01)

MODIFICATION OF THE INDENTURE

     Modifications and amendments of each Indenture with respect to one or more series of Debt Securities may be made by supplemental indenture without the consent of the Holders of such Debt Securities for certain enumerated purposes (including the naming, by supplemental indenture, of a Trustee other than PNC Bank, National Association for a series of Debt Securities) and otherwise with the consent of the Holders of a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby: (i) modify the terms of payment of principal or interest; (ii) reduce the stated percentage of Holders of Debt Securities necessary to modify or amend the Indentures or waive compliance by the Company with certain provisions of the Indentures and certain defaults thereunder; or (iii) subordinate the indebtedness evidenced by the Debt Securities to any other indebtedness of the Company. (Sections 11.01 and 11.02)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Except as otherwise set forth in the Prospectus Supplement relating to any series of the Debt Securities, Events of Default with respect to any series of Debt Securities under each Indenture will include: (1) default in the payment of the principal of (or premium, if any, on) any Debt Securities of such series at its Maturity; (2) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (3) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (4) default for 90 days after written notice in the performance of any other covenant in respect of the Debt Securities of such series; (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; (6) an Event of Default with respect to any other series of Debt Securities outstanding under the applicable Indenture or an event of default under any other indebtedness of the Company for borrowed money in excess of $50,000,000 which results in an aggregate principal amount of at least $50,000,000 of such other series of Debt Securities or such other indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable and such acceleration has not been rescinded or annulled within 10 days after notice of default is given; and (7) any other Event of Default provided in or pursuant to the applicable resolution of the Board of Directors or supplemental indenture under which such series of Debt Securities is issued. (Section 7.01) The Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers such withholding in the interest of such Holders. (Section 8.02)

     If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the Trustee or the Holders of 25% in aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all the Debt Securities of such series to be due and payable immediately. (Section 7.02)

     Each Indenture contains a provision entitling the Trustee to be indemnified by the Holders before proceeding to exercise any right or power under the Indenture at the request of any of the Holders. (Section 8.03) Each Indenture provides that the Holders of a majority in principal amount of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, with respect to the Debt Securities of such series. (Section 7.12) The right of a Holder to institute a proceeding with respect to the applicable Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest, if any, on the Debt Securities of any series on the respective Stated Maturities expressed therein and to institute suit for the enforcement thereof. (Sections 7.07 and 7.08)

     The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series under the applicable Indenture may on behalf of the Holders of all the Debt Securities of such series waive any past defaults except (a) a default in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment or analogous obligation with respect to the Debt

Securities of such series and (b) a default in respect of a covenant or provision of the applicable Indenture which cannot be amended or modified without the consent of the Holder of each Outstanding Debt Security affected. (Section 7.13)

     Each Indenture requires the Company to furnish to the Trustee annual statements as to the fulfillment by the Company of its obligations under such Indenture. (Sections 9.04 and 12.05).

CONCERNING THE TRUSTEE

     The Trustee provides banking and corporate trust services to the Company and extends credit to the Company and many of its subsidiaries worldwide. The Trustee is a depository of the funds of the Company and holds common shares of the Company for various of its customers, including customers over whose accounts it has discretionary authority. If a bank or trust company other than PNC Bank, National Association is to act as trustee for a series of Debt Securities, information concerning such other trustee may be set forth in the Prospectus Supplement relating to such Debt Securities.

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

     Except as otherwise set forth in the applicable Prospectus Supplement relating to any series of the Debt Securities, the Company will be deemed to have paid and discharged the entire indebtedness on the Debt Securities of any series, and the Company's obligations under each Indenture with respect to the Debt Securities of such series (other than certain specified obligations of the Company such as the obligations to maintain a security register pertaining to transfer of the Debt Securities, to maintain a paying agency office, and to replace stolen, lost or destroyed Debt Securities) will cease to be in effect, from and after the ninety-first day following the deposit with the Trustee, in trust, of (i) money in an amount in the currency in which the Debt Securities of such series are denominated or (ii) U.S. Government Obligations in the case of Debt Securities denominated in Dollars or obligations issued or guaranteed by the government which issued the currency in which the Debt Securities of such series are denominated in the case of Debt Securities denominated in Foreign Currencies, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount in the currency in which the Debt Securities of such series are denominated, or (iii) a combination thereof, sufficient to pay and discharge the principal (and premium, if any) and interest, if any, to the date of maturity on, such series of Debt Securities. (Section 6.02) In the event of any such defeasance, Holders of such Debt Securities would be able to look only to such trust fund for payment of principal and premium, if any, and interest, if any, on their Debt Securities thereafter.

     Such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the money, U.S. Government Obligations or other obligations held in the trust. In that case Holders of such Debt Securities would recognize gain or loss as if the trust obligations or the money, U.S. Government Obligations or other obligations deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such Holders thereafter might be required to include in income a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of defeasance.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED SECURITIES

GENERAL

     Subordinated Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Indebtedness of the Company (including any Senior Securities) that may be outstanding from time to time.

SUBORDINATION

     The payment of the principal of (and premium, if any) and interest on the Subordinated Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Company. (Section 13.01) (a) Upon (i) any acceleration of the principal amount due on the Subordinated Securities or (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money's worth in accordance with its terms, before any payment is made on account of the principal of, premium, if any, or interest on the indebtedness evidenced by the Subordinated Securities, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Subordinated Securities would be entitled, except for the provisions of the Subordinated Indenture, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions of the Subordinated Securities upon the Senior Indebtedness and the holders thereof with respect to the Subordinated Securities and the Holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Subordinated Securities if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full, in money or money's worth, after giving effect to any concurrent payments or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Subordinated Securities. The consolidation of the Company with or the merger of the Company into another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided in the Subordinated Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for these purposes.

     (b) In the event that any payment or distribution of assets of the Company of any kind or character not permitted by the foregoing provisions, whether in cash, property or securities, shall be received by the Holders of Subordinated Securities before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     (c) No payment on account of principal of, premium, if any, sinking funds or interest on the Subordinated Securities shall be made unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on any Senior Indebtedness has been made or duly provided for in money or money's worth in accordance with the terms of such Senior Indebtedness. No payment on account of principal, premium, if any, sinking funds or interest on the Subordinated Securities shall be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking fund or interest with respect to any Senior Indebtedness, or (ii) there shall have occurred an event or default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist; provided however, that if the holders of the Senior Indebtedness to which the default relates have not declared such Senior Indebtedness to be immediately due and payable within 180 days after the occurrence of such default (or have declared such Senior Indebtedness to be immediately due and payable and within such period have rescinded such declaration of acceleration), then the Company shall resume making any and all required payments in respect of the Securities (including any missed payments). Only one payment blockage period under the immediately preceding sentence may be commenced within any consecutive 365-day period with respect to the Securities of any series. No event of default which existed or was continuing on the date of the commencement of any 180-day payment blockage period with respect to the Senior Indebtedness initiating such payment blockage period shall be, or be made, the basis for the commencement of a second payment blockage period by a Holder or representative of such Senior Indebtedness whether or not within a period of 365 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (and, in the case of any such waiver, no payment shall be made by the Company to the holders of Senior Indebtedness in connection with such waiver other than amounts due pursuant to the terms of the Senior Indebtedness as in effect at the time of such default).

SUBROGATION

     From and after the payment in full of all Senior Indebtedness, the Holders of the Subordinated Securities (together with the holders of any other indebtedness of the Company which is subordinate in right of payment to the payment in full of all Senior Indebtedness, which is not subordinate in right of payment to the Subordinated Securities and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets or securities of the Company applicable to the Senior Indebtedness until the Subordinated Securities shall be paid in full, and, for the purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness of assets or securities, which otherwise would have been payable or distributable to Holders of the Subordinated Securities, shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holders of the Subordinated Securities, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that these provisions of the Indenture are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Securities, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing contained in the Subordinated Indenture is intended to or shall impair as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Subordinated Securities, the obligation of the Company, which is unconditional and absolute, to pay to the Holders of the Subordinated Securities the principal of and interest on the Subordinated Securities as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the Holders of the Subordinated Securities and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything therein prevent the Holder of any Subordinated Security from exercising all remedies otherwise permitted by applicable law upon default under such Security subject to the rights of the holders of Senior Indebtedness to receive cash, property or securities of the Company otherwise payable or deliverable to the Holders of the Subordinated Securities or to a representative of such Holders, on their behalf.

     The term "Senior Indebtedness" is defined in the Subordinated Indenture as indebtedness incurred by the Company for money borrowed whether outstanding on the date hereof or incurred in the future, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness and guarantees by the Company of the foregoing items of indebtedness for money borrowed by persons other than the Company, unless, in any such case, such indebtedness or guarantee provides by its terms that it shall not constitute Senior Indebtedness.

     If Subordinated Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

PROVISIONS APPLICABLE SOLELY TO SENIOR SECURITIES

RESTRICTIONS AS TO LIENS

     Each Indenture contains a covenant providing that the Company will not at any time directly or indirectly create, assume, incur, or suffer to be created, assumed, or incurred or to exist any mortgage, pledge, encumbrance or lien of any kind (except for any bona fide option or agreement to sell) (a "Lien") upon
(1) any shares of capital stock owned by the Company of any of American Express Travel Related Services Company, Inc., American Express Bank Ltd. or American Express Financial Corporation, so long as they continue to be Subsidiaries of the Company (the "Principal Subsidiaries") (other than directors' qualifying shares) or (2) any shares of capital stock owned by the Company of a Subsidiary of the Company that owns, directly or indirectly, capital stock of any of the Principal Subsidiaries (other than directors' qualifying shares) without making effective provision whereby the Securities (and any other indebtedness of the Company or such Subsidiary entitled to the benefit of a covenant similar to this covenant, subject to applicable priorities of payment) will be secured by such Lien equally and ratably with any and all other obligations thereby secured, so long as any of such other obligations and indebtedness shall be so secured. However, the Company may incur or suffer to be incurred or to exist upon such capital stock (a) Liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by the Company in good faith by appropriate proceedings, or (b) the Liens of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than 60 days. (Section 12.07(a))

     The foregoing covenant will cease to be binding on the Company with respect to any series of the Debt Securities to which such covenant applies from and after the ninety-first day following the deposit with the Trustee, in trust, of
(i) money in an amount in the currency in which the Debt Securities of such series are denominated or (ii) U.S. Government Obligations in the case of Debt Securities denominated in Dollars or obligations issued or guaranteed by the government which issued the currency in which the Debt Securities of such series are denominated in the case of Debt Securities denominated in Foreign Currencies, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount in the currency in which the Debt Securities of such series are denominated, or (iii) a combination thereof, sufficient to pay and discharge the principal (and premium, if any) and interest, if any, to the date of maturity on, such series of Debt Securities. (Section 12.07(b))

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

     Under the Company's Restated Certificate of Incorporation, the Company is authorized to issue 20,000,000 Preferred Shares, par value $1.66-2/3 per share (the "Preferred Shares"), all of which shares are available for issuance at the date of this Prospectus. The Company's Preferred Shares may be issued from time to time in one or more series with such designations, voting powers, dividend rates, rights of redemption, conversion rights or other special rights, preferences and limitations as may be stated in the resolutions providing for the issue of such Preferred Shares adopted by the Board of Directors.

     The Preferred Shares shall have the dividend, liquidation and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Shares offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Shares and the number of shares offered;
(ii) the price at which such Preferred Shares will be issued; (iii) the dividend rate (or method of calculation), the dates on which and the conditions under which dividends shall be payable (or method of calculation), whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate, and the status of such dividends as participating or non-participating; (iv) any redemption, sinking fund or analogous provisions of such Preferred Shares; (v) any conversion or exchange provisions of such Preferred Shares; (vi) whether the Company has elected to offer Depositary Shares with respect to such Preferred Shares as described below under "Depositary Shares"; (vii) whether such Preferred Shares shall have voting rights, in addition to the voting rights described below, and, if so, the terms of such voting rights; (viii) the procedures for any auction and remarketing of the Preferred Shares; and (ix) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Shares.

     The Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Shares, each series of the Preferred Shares will rank on a parity as to dividends and distributions in the event of a liquidation with the outstanding Preferred Shares of the Company and each other series of the Preferred Shares. See "Outstanding Preferred Shares" below.

DIVIDEND RIGHTS

     All Preferred Shares shall be of equal rank with each other regardless of series. In case the stated dividends and the amounts payable on liquidation are not paid in full, the Preferred Shares of all series shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.

RIGHTS UPON LIQUIDATION

     Upon any liquidation, dissolution or winding up of the affairs of the Company (which shall not be deemed to include a consolidation or merger of the Company, or the sale of all or substantially all of the assets of the Company, into, with or to any other corporation or corporations), whether voluntary or involuntary, the holders of the Preferred Shares are to be paid in full the amounts, if any, to which they are respectively entitled or provision for such payment shall have been made before any distribution is made to the holders of the Common Shares.

VOTING RIGHTS

     Except as described below, the holders of Preferred Shares have no voting rights, other than as may be required by law. Whenever dividends payable on the Preferred Shares of any series shall be in arrears in an aggregate amount at least equal to six full quarterly dividends (which need not be consecutive) on such series, the holders of the outstanding Preferred Shares of all series shall have the special right, voting separately as a single class, to elect two directors of the Company at the next succeeding annual meeting of shareholders (and at each succeeding annual meeting of shareholders thereafter until such right shall terminate as hereinafter provided), and subject to the terms of any outstanding series of Preferred Shares, the holders of the Common Shares and the holders of one or more series of Preferred Shares then entitled to vote shall have the right, voting as a single class, to elect the remaining authorized number of directors. At each meeting of shareholders at which the holders of the Preferred Shares of all series shall have the special right, voting separately as a single class, to elect directors as provided above, the presence in person or by proxy of the holders of record of one-third of the total number of the Preferred Shares of all series then issued and outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such shareholders. Each director elected by the holders of the Preferred Shares of all series shall hold office until the annual meeting of shareholders next succeeding his election and until his successor, if any, is elected by such holders and qualified or until his death, resignation or removal in the manner provided in the By-laws of the Company; provided, however, that notwithstanding any provision in the By-laws, a director elected by the holders of the Preferred Shares of all series may be removed only by such holders if such removal is without cause. In case any vacancy shall occur among the directors elected by the holders of the Preferred Shares of all series such vacancy may be filled for the unexpired portion of the term by vote of the single remaining director theretofore elected by such shareholders, or his successor in office, or, if such vacancy shall occur more than 90 days prior to the first anniversary of the next preceding annual meeting of shareholders, by the vote of such shareholders given at a special meeting of such shareholders called for the purpose. Whenever all arrears of dividends on the Preferred Shares of all series shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and provided for, the right of the holders of the Preferred Shares of all series to elect two directors as provided in this paragraph shall terminate at the next succeeding annual meeting of shareholders, but subject always to the same provisions for the vesting of such special right, voting separately as a single class, to elect two directors in the case of any future arrearages of the kind and amount described above.

     The consent of the holders of at least two-thirds of the outstanding Preferred Shares, given in person or by proxy, at a special or annual meeting of shareholders called for the purpose, at which the holders of the Preferred Shares of all series shall vote separately as a single class, shall be necessary for effecting the authorization of any class of shares ranking prior to the Preferred Shares as to dividends or upon liquidation, dissolution or winding up, or an increase in the authorized amount of any class of shares so ranking prior to the Preferred Shares, or the authorization of any amendment of the Restated Certificate of Incorporation or the By-laws of the Company as to affect adversely the relative rights, preferences or limitations of the Preferred Shares; provided, however, that, if any such amendment shall affect adversely the relative rights, preferences or limitations of one or more, but not all, of the series of Preferred Shares then outstanding, the consent of the holders of at least two-thirds of the outstanding Preferred Shares of the several series so affected shall be required in lieu of the consent of the holders of at least two-thirds of the outstanding Preferred Shares of all series.

     In any case in which the holders of the Preferred Shares shall be entitled to vote separately as a single class, each holder of Preferred Shares of any series shall be entitled to one vote for each such share held.

OUTSTANDING PREFERRED SHARES

     The Company has no Preferred Shares issued and outstanding at the date of this Prospectus.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares (as defined below) and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Shares which have been or will be filed with the Commission in connection with the offering of such series of Preferred Shares.

GENERAL

     The Company may, at its option, elect to offer fractional interests in Preferred Shares, rather than Preferred Shares. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts for depositary shares ("Depositary Shares"), each of which will represent fractional interests of a particular series of Preferred Shares (which will be set forth in the Prospectus Supplement relating to a particular series of Preferred Shares).

     The shares of any series of Preferred Shares underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interests in Preferred Shares underlying such Depositary Shares, to all the rights and preferences of the Preferred Shares underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Shares in accordance with the terms of the offering described in the related Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Shares shall be made available to the holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Shares held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever the Company redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Shares so redeemed.

     If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption and any money, securities, or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED SHARES

     Upon the receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Shares underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Shares of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of the Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Shares.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

                          DESCRIPTION OF COMMON SHARES

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the New York Business Corporation Law, the Company's Restated Certificate of Incorporation and By-Laws.

GENERAL

     The Company is authorized to issue up to 1,200,000,000 common shares, par value $.60 each (the "Common Shares"). At December 31, 1997, the Company had outstanding 466,417,097 Common Shares. In December 1997, Nippon Life Insurance Company ("Nippon Life") exchanged 9,163,683 shares of Cumulative Convertible Voting Preferred Stock, Series B of Lehman Brothers Holdings Inc. (the "Series B Shares") for 4,398,568 Common Shares pursuant to an exchange right granted by the Company to Nippon Life in 1990. In January 1998, the Company and Nippon Life entered into an agreement to terminate Nippon Life's exchange rights applicable to the remaining 3,836,317 Series B Shares in consideration for the payment by the Company to Nippon Life of $15,050,000. As of December 31, 1996, approximately 81,600,000 Common Shares were reserved for issuance with respect to various employee stock plans, employee benefit plans, convertible preferred shares and debentures, and the dividend reinvestment plan.

     Subject to the prior dividend rights of the holders of any Preferred Shares, holders of Common Shares are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

     Each Common Share is entitled to one vote on all matters submitted to a vote of shareholders. Holders of the Common Shares do not have cumulative voting rights. After the satisfaction in full of the liquidation preferences of holders of any Preferred Shares, holders of Common Shares are entitled to ratable distribution of the remaining assets available for distribution to shareholders in the event of any liquidation, dissolution or winding up of the Company. The Common Shares are not subject to redemption by operation of a sinking fund or otherwise. Holders of Common Shares are not entitled to pre-emptive rights. The issued and outstanding Common Shares are fully paid and nonassessable.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares, Depositary Shares, Common Shares or equity securities issued by an affiliated or unaffiliated corporation or other entity. Securities Warrants may be issued independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each a "Securities Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following sets forth certain general terms and provisions of the Securities Warrants offered hereby. Further terms of the Securities Warrants and the applicable Securities Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Securities Warrants in respect of which this Prospectus is being delivered: (1) the title of such Securities Warrants; (2) the aggregate number of such Securities Warrants; (3) the price or prices at which such Securities Warrants will be issued; (4) the currencies in which the price of such Securities Warrants may be payable; (5) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Securities Warrants; (6) the designation and terms of the Securities with which such Securities Warrants are issued and the number of such Securities Warrants issued with each such security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the securities purchasable upon exercise of such Securities Warrant will be payable;
(8) if applicable, the date on and after which such Securities Warrants and the related securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such Securities Warrants may be purchased; (10) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire; (11) the minimum or maximum amount of such Securities Warrants which may be exercised at any one time; (12) information with respect to book-entry procedures, if any; (13) a discussion of certain Federal income tax considerations; and (14) any other terms of such Securities Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Securities Warrants.

                        DESCRIPTION OF CURRENCY WARRANTS

     The following description of the terms of the Currency Warrants sets forth certain general terms and provisions of the Currency Warrants to which any Prospectus Supplement may relate. The particular terms of the Currency Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Currency Warrants so offered will be described in the Prospectus Supplement relating to such Currency Warrants.

     Each issue of Currency Warrants will be issued under a warrant agreement (a "Currency Warrant Agreement") to be entered into between the Company and a warrant agent (the "Currency Warrant Agent"). The Currency Warrant Agent will act solely as the agent of the Company under the applicable Currency Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Currency Warrants.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Currency Warrants in respect of which this Prospectus is being delivered: (i) the aggregate amount and number of such Currency Warrants; (ii) the offering price of such Currency Warrants; (iii) the designated currency, which currency may be foreign currency or a composite currency, including ECU, and information regarding such currency or composite currency; (iv) the date on which the right to exercise such Currency Warrants commences and the date on which such right expires; (v) the manner in which such Currency Warrants may be exercised; (vi) the circumstances which will cause the Currency Warrants to be deemed automatically exercised; (vii) the minimum number, if any, of such Currency Warrants exercisable at any one time and any other restrictions on exercise; (viii) the method of determining the amount payable in connection with the exercise of such Currency Warrants, including the strike price or range of strike prices of such Currency Warrants, the method of determining the spot exchange rate and the U.S. Dollar Constant for such Currency Warrants; (ix) the national securities exchange on which such currency warrants will be listed; (x) whether such Currency Warrants will, from the perspective of holders, be represented by certificates or issued in book-entry form; (xi) the place or places at which payment of the cash settlement value of such Currency Warrants is to be made by the Corporation, if applicable; (xii) information with respect to book-entry procedures, if any; (xiii) the plan of distribution of the Currency Warrants, and (xiv) any other terms of such Currency Warrants.

     Prospective purchasers of Currency Warrants should be aware of special Federal income tax considerations applicable to instruments such as the Currency Warrants. The Prospectus Supplement relating to each issue of Currency Warrants will describe such tax considerations.

                          DESCRIPTION OF OTHER WARRANTS

     The Company may issue Other Warrants to buy or sell debt securities of or guaranteed by the United States, to buy or sell currencies, to buy or sell units of a stock index or stock basket, to buy or sell a commodity or a unit of a commodity index or to buy or sell some other item or unit of an index (collectively, "Exercise Items"). Other Warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth in the applicable Prospectus Supplement. Other Warrants will be issued under a warrant agreement (an "Other Warrant Agreement") to be entered into between the Company and a warrant agent (the "Other Warrant Agent"). The Other Warrant Agent will act solely as the agent of the Company under the applicable Other Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Other Warrants.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Other Warrants in respect of which this Prospectus is being delivered: (i) the title and aggregate number of such Other Warrants; (ii) the offering price of such Other Warrants; (iii) the material risk factors relating to such Other Warrants; (iv) the Exercise Items that such Other Warrants represent the right to buy or sell; (v) the procedures and conditions relating to the exercise of such Other Warrants; (vi) the date on which the right to exercise such Other Warrants shall commence and the date on which such right shall expire; (vii) the identity of the Other Warrant Agent for such Other Warrants; (viii) whether the certificates evidencing such Other Warrants will be issuable in definitive registered form or global form or both; (ix) a discussion of federal income tax considerations applicable to such Other Warrants; and (x) any other terms of such Other Warrants, including any terms that may be required or advisable under applicable law.

     The Other Warrants may entail significant risks, including, without limitation, the possibility of significant fluctuations in the market for the applicable Exercise Item, potential illiquidity in the secondary market and the risk that they will expire worthless. These risks will vary depending on the particular terms of the Other Warrants and will be more fully described in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities (i) through underwriters or dealers;
(ii) directly to one or more purchasers; (iii) through agents; or (iv) through a combination of any of such methods of sale. The Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any agents or underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Only agents or underwriters so named in the Prospectus Supplement are deemed to be agents or underwriters in connection with the Securities offered thereby.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Prospectus Supplement relating to such series if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities of the series in respect of which this Prospectus is delivered is named and any commissions payable by the Company to such agent are set forth in the Prospectus Supplement relating to such series. Unless otherwise indicated in such Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities of the series to which such Prospectus Supplement relates providing for payment and delivery on a future date specified in such Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities or number of Warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                  LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company by Louise M. Parent, Esq., Executive Vice President and General Counsel of the Company. Unless provided otherwise in the applicable Prospectus Supplement, certain legal matters will be passed upon for any underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedules to financial statements of the Company included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements and schedules to financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

     With respect to the unaudited consolidated interim financial information for the nine month periods ended September 30, 1997 and 1996, incorporated by reference in the Prospectus and Registration Statement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

               PART II--INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with this Registration Statement are, subject to further contingencies, estimated to be as follows:

              Registration Statement Filing Fee .......  $  442,500
              NASD Filing Fee .........................      30,500
              Printing and Engraving ..................     150,000
              Legal fees and expenses .................      50,000
              Blue Sky fees and expenses ..............      25,000
              Accounting Fees .........................     125,000
              Fees of Trustees ........................     150,000
              Fees of Rating Agencies .................     400,000
              Miscellaneous ...........................      10,000
                                                         ----------
                 Total ................................  $1,383,000
                                                         ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VI of the Company's By-laws, as amended, provides as follows:

     Section 6.1--The corporation shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the corporation and who is or was made or threatened to be made a party to, and may, in its discretion, indemnify, any person who is or was or has agreed to become a director or officer and is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or investigative, including an action by or in the right of the corporation to procure a judgement in its favor and an action by or in the right of any other corporation of any type of kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving or has served or has agreed to serve in any capacity at the request of the corporation, by reason of the fact that he is or was or has agreed to become a director or officer of the corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, penalties, costs, charges and expenses, including attorneys' fees, incurred in connection with such action or proceeding or any appeal thereof; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes (i) that his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The benefits of this Section 6.1 shall extend to the heirs, executors, administrators and legal representatives of any person entitled to indemnification under this Section.

     Section 6.2--The Board in its discretion may authorize the corporation to indemnify any person, other than a director or officer, for expenses incurred or other amounts paid in any civil or criminal action, suit or proceeding, to which such person was, or was threatened to be made a party by reason of the fact that he, his testator or intestate is or was an employee of the corporation.

     Section 6.3--The corporation may indemnify any person to whom the corporation is permitted by applicable law or these by-laws to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or any other law or these by-laws or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these by-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by the
Section 6.3, shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 6.4--The right to indemnification conferred by Section 6.1, and any indemnification extended under Section 6.3, (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions thereof were set forth in a separate written contract between the corporation and such person, (ii) is intended to be retroactive to events occurring prior to the adoption of this Article VI, to the fullest extent permitted by applicable law, and (iii) shall continue to exist after the rescission or restrictive modification thereof with respect to events occurring prior thereto.

     With certain limitations, a director or officer of a corporation organized under the New York Business Corporation Law is entitled to indemnification by the corporation against reasonable expenses, including attorneys fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or has threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. Specific court approval is required in some cases. The foregoing is subject to the detailed provisions of the New York Business Corporation Law.

     In addition, the Company has purchased insurance policies which provide coverage for its directors and officers in certain situations where the Company cannot directly indemnify such directors or officers.

     For the undertaking with respect to indemnification, see Item 17 below.

ITEM 16. EXHIBITS.

     The "Exhibit Index" on page II-5 is hereby incorporated by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

          (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 27th day of February, 1998.


                                             AMERICAN EXPRESS COMPANY

                                             By: /s/ STEPHEN P. NORMAN
                                                 -----------------------
                                                     Stephen P. Norman
                                                         Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                                     TITLE                   DATE
                ---------                                     -----                   ----
                   *                            Chairman, Chief Executive          July 28, 1997
--------------------------------------            Officer and Director
             Harvey Golub


                   *                            President, Chief Operating         July 28, 1997
--------------------------------------            Officer and Director
         Kenneth I. Chenault


                   *                            Vice Chairman                      July 28, 1997
--------------------------------------            and Chief Financial Officer
          Richard K. Goeltz


                   *                            Senior Vice President and          July 28, 1997
--------------------------------------            Comptroller
            Daniel T. Henry


                   *                            Director                           July 28, 1997
--------------------------------------
           Daniel F. Akerson


                   *                            Director                           July 28, 1997
--------------------------------------
           Anne L. Armstrong


                   *                            Director                           July 28, 1997
--------------------------------------
            Edwin L. Artzt


                   *                            Director                           July 28, 1997
--------------------------------------
           William G. Bowen


                   *                            Director                           July 28, 1997
--------------------------------------
         Charles W. Duncan Jr.


                   *                            Director                           July 28, 1997
--------------------------------------
        Beverly Sills Greenough


                   *                            Director                           July 28, 1997
--------------------------------------
           F. Ross Johnson


                   *                            Director                           July 28, 1997
--------------------------------------
          Vernon E. Jordan Jr.


                   *                            Director                           July 28, 1997
--------------------------------------
              Jan Leschly


                                                II-4


                SIGNATURE                                     TITLE                   DATE
                ---------                                     -----                   ----

                   *                            Director                           July 28, 1997
--------------------------------------
              Drew Lewis


                   *                            Director                           July 28, 1997
--------------------------------------
              Aldo Papone

                   *                            Director                           July 28, 1997
--------------------------------------
            Frank P. Popoff


*By: /s/ STEPHEN P. NORMAN
     ---------------------------------
         Stephen P. Norman
        (as Attorney-in-Fact)
          February 27, 1998

                                  EXHIBIT INDEX

                                                                    SEQUENTIALLY
                                                                      NUMBERED
   EXHIBIT                 DESCRIPTION                                 PAGES
   -------                 -----------                              ------------
      1(a)  --  Registrant's Restated Certificate of
                Incorporation, dated May 29, 1997, as amended to date (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form
                S-3 (File No. 333-325251), filed with the
                Commission on July 31, 1997).

      1(b) -- Registrant's By-laws, as amended (incorporated by reference to Exhibit 3.2 of the Registrant's Quarterly Report on Form 10-Q (Commission File No. 1-7657) for the quarter ended September 30,
                1996).

      1(c) --   Form of Underwriting Agreement for Debt
                Securities (incorporated by reference to Exhibit
                1(a) to the Company's Registration Statement on
                Form S-3 (No. 33-43268)).

      1(d) --   Form of Underwriting Agreement for Debt
                Securities and Warrants to Purchase Debt
                Securities (incorporated by reference to Exhibit
                1(b) to the Company's Registration Statement on
                Form S-3 (No. 33-43268)).

      1(e) -- Form of Underwriting Agreement for Convertible Debt Securities, Exchangeable Debt Securities and Warrants to Purchase Equity Securities (incorporated by reference to Exhibit 1(e) to the Company's Registration Statement on Form S-3 (No. 33-50997)).

      1(f) --   Form of Underwriting Agreement for Equity
                Securities and Warrants to Purchase Equity
                Securities (incorporated by reference to Exhibit
                1(f) to the Company's Registration Statement on
                Form S-3 (No. 33-50997)).

      1(g) -- Form of Agency Agreement (incorporated by reference to Exhibit 1(c) to the Company's
                Registration Statement on Form S-3 (No.
                33-17706)).

      4(a) --   Form of Note with optional redemption provisions
                (incorporated by reference to Exhibit 4(b) to the Company's Registration Statement on Form S-3 (No.
                33-17706)).

      4(b) -- Form of Debenture with optional redemption and sinking fund provisions (incorporated by reference to Exhibit 4(c) to the Company's
                Registration Statement on Form S-3
                (No.33-17706)).

      4(c) -- Form of Original Issue Discount Note with optional redemption provisions (incorporated by reference to Exhibit 4(d) to the Company's
                Registration Statement on Form S-3 (No.
                33-17706)).

      4(d) -- Form of Zero Coupon Note with optional redemption provision (incorporated by reference to Exhibit
                4(e) to the Company's Registration Statement on
                Form S-3 (No. 33-17706)).

      4(e) -- Form of Variable Rate Note with optional redemption and repayment provisions (incorporated by reference to Exhibit 4(f) to the Company's
                Registration Statement on Form S-3 (No.
                33-17706)).

      4(f) -- Form of Extendible Note with optional redemption and repayment provisions (incorporated by reference to Exhibit 4(g) to the Company's
                Registration Statement on Form S-3 (No.
                33-17706)).

      4(g) -- Form of Fixed Rate Medium-Term Note (incorporated by reference to Exhibit 4(h) to the Company's
                Registration Statement on Form S-3 (No.
                33-17706)).

      4(h) --   Form of Floating Rate Medium-Term Note
                (incorporated by reference to Exhibit 4(i) to the Company's Registration Statement on Form S-3 (No.
                33-17706)).

      4(i) -- Form of Supplemental Indenture providing for an additional trustee (incorporated by reference to Exhibit 4(k) to the Company's Registration
                Statement on Form S-3 (No. 33-17706)).

      4(j) -- Form of Fourth Supplemental Indenture dated as of October 1, 1991, between the Company and Morgan Guaranty Trust Company of New York, as trustee (incorporated by reference to Exhibit 4(l) to the Company's Registration Statement on Form S-3 (No. 33-43268)).

                                                                    SEQUENTIALLY
                                                                      NUMBERED
   EXHIBIT                 DESCRIPTION                                 PAGES
   -------                 -----------                              ------------


      4(k) --   Form of Subordinated Securities Indenture
                (incorporated by reference to Exhibit 4(m) to the Company's Registration Statement on Form S-3 (No.
                33-50997)).

      4(l) -- Form of Senior Securities Indenture (incorporated by reference to Exhibit 4(n) to the Company's
                Registration Statement on Form S-3
                (No.33-50997)).

      4(m) --   Form of Deposit Agreement, including form of
                Depositary Receipt (incorporated by reference to Exhibit 4(o) to the Company's Registration
                Statement on Form S-3 (No. 33-50997)).

      4(n) -- Form of Warrant Agreement for Common Shares and Preferred Shares (including form of Warrant Certificates) (incorporated by reference to
                Exhibit 4(p) to the Company's Registration
                Statement on Form S-3 (No. 33-50997)).

      4(o) --   Form of Warrant Agreement for Debt Securities
                (including form of Warrant Certificates)
                (incorporated by reference to Exhibit 4(q) to the Company's Registration Statement on Form S-3 (No.
                33-50997)).

      4(p) -- Form of Currency Warrant Agreement (including form of Currency Warrant) (incorporated by reference to Exhibit 4(r) to the Company's Registration Statement on Form S-3 (No. 33-50997)).

      4(q) -- Form of Stock-Index Warrant Agreement (including form of Other Warrant) (incorporated by reference to Exhibit 4(s) to the Company's Registration
                Statement on Form S-3 (No. 33-50997)).

      4(r) --   Form of Warrant Agreement for Other Stock
                (including form of Warrant Certificate)
                (incorporated by reference to Exhibit 4(t) to the Company's Registration Statement on Form S-3 (No.
                33-50997)).

      4(s) -- Form of Common Share Certificate (incorporated by reference to Exhibit 4.2 to the Company's
                Registration Statement on Form S-3 (Reg. No.
                33-35382)).

      5    --   Opinion and consent of Louise M. Parent, Esq.

      12   --   Computation in support of ratios of earnings to
                fixed charges with respect to the nine months ended September 30, 1997 and the years ended
                December 31, 1992 through 1996 (incorporated by reference to Exhibit 12 to the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1997).

      15   --   Letter re: unaudited financial information.

     23(a) --   Consent of Ernst & Young, LLP

     23(b) --   Consent of Counsel (included in Exhibit 5 above).

     24    --   Power of Attorney.

     25    --   Form T-1 Statement of Eligibility and
                Qualification under the Trust Indenture Act of
                1939 of PNC Bank, National Association
                (incorporated by reference to the Company's Form
                305B2 (No. 33-50997).